As filed with the U.S. Securities and Exchange Commission on September 3, 2025

Registration No. 333‑289823

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S‑1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WaterBridge Infrastructure LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	1389	33-4546086
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230‑8864

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott L. McNeely

Executive Vice President, Chief Financial Officer

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

(713) 230‑8864

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Hillary H. Holmes Harrison Tucker Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718‑6600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

WaterBridge Infrastructure LLC is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-289823) (the “Registration Statement”) as an exhibit-only filing to file certain exhibits as indicated in Part II of this Amendment No. 1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The prospectus constituting Part I of the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts) expected to be incurred by us in connection with the issuance and distribution of the Class A shares offered and registered hereby. With the exception of the SEC registration fee, FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$15,310
FINRA filing fee		15,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

* To be provided by amendment

Item 14. Indemnification of Directors and Officers.

Our Operating Agreement provides that, to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities, that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We intend to purchase and maintain customary insurance covering our officers and directors against various liabilities asserted, including certain liabilities arising under the Securities Act and the Exchange Act, and expenses incurred in connection with their activities and capacity as our officers and directors or any of our direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of our Class A shares offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of our officers and directors against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II‑1

Item 15. Recent Sales of Unregistered Securities.

On April 11, 2025 in connection with the formation of WaterBridge Infrastructure LLC, we issued a 100% limited liability company interest in us to NDB Holdings. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. This limited liability company interest will be cancelled or redeemed in connection with our reorganization. There have been no other sales of unregistered securities within the past three years.

In connection with the formation transactions described herein and pursuant to the terms of the Corporate Reorganization that will be completed prior to the closing of this offering, we will issue Class B shares, representing an aggregate % non‑economic limited liability company interest in us, to the Five Point Members, Devon Holdco and Elda River. Such issuance will not involve any underwriters, underwriting discounts or commissions or a public offering, and such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

II‑2

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
*1.1	Form of Underwriting Agreement.
**3.1	Certificate of Formation of WaterBridge Infrastructure LLC.
**3.2	Limited Liability Company Agreement of WaterBridge Infrastructure LLC.
*3.3	Form of Amended and Restated Limited Liability Company Agreement of WaterBridge Infrastructure LLC.
*4.1	Form of Registration Rights Agreement.
*5.1	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered.
*10.1†	Form of WaterBridge Infrastructure LLC Long-Term Incentive Plan.
*10.2	Form of Amended and Restated Limited Liability Company Agreement of OpCo.
*10.3†	Form of Indemnification Agreement.
*10.4#	Form of Contribution and Corporate Reorganization Agreement.
*10.5	Form of Shareholders’ Agreement.
*10.6	Form of Tax Receivable Agreement.
**10.7

Amended and Restated Services Agreement, dated effective February 27, 2019, by and among WaterBridge Resources LLC, WaterBridge Management Company LLC, WaterBridge Co-invest LLC, WaterBridge Holdings LLC, each of the entities listed on Schedule I thereto, each of the entities listed on Schedule II thereto and each of the entities listed on Schedule III thereto.

**10.8	Water Facility and Access Agreement, North Ranch, dated October 15, 2021, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.9	Produced Water Facilities and Access Agreement, East Ranches, dated May 10, 2024, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.10	Fresh Water Facilities and Access Agreement, East Ranches, dated May 10, 2024, by and between DBR Land LLC and WaterBridge Stateline LLC.
**10.11#

Credit Agreement, dated as of June 27, 2024, among WaterBridge Midstream Operating LLC, as the borrower, Barclays Bank PLC, as administrative agent, Truist Bank, as collateral agent, and the other lenders party thereto from time to time.

**10.12#	First Amendment to Credit Agreement, dated as of June 27, 2024, among WaterBridge NDB Operating LLC, as borrower, the lenders party thereto, and Barclays Bank PLC, as administrative agent.
**10.13

Second Amendment to Credit Agreement, dated as of December 18, 2024, among WaterBridge NDB Operating LLC, as borrower, the lenders party thereto, Barclays Bank PLC, as administrative agent, and Truist Bank, as new lender.

**10.14#	Second Amendment to Credit Agreement, dated as of February 4, 2025, by and among Desert Environmental LLC, as borrower, the guarantors party thereto, and Origin Bank, as lender.
*10.15	Form of Restricted Share Unit Award Agreement.
*21.1	List of subsidiaries of WaterBridge Infrastructure LLC.
**23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge Equity Finance LLC.
**23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge NDB Operating LLC.
**23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm to WaterBridge Infrastructure LLC.
**23.4	Consent of Weaver and Tidwell, L.L.P., independent auditors to Desert Environmental LLC.
*23.5	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1 hereto).
**24.1	Power of Attorney (previously included on the signature page of the initial filing of this Registration Statement).
**99.1	Consent of Director Nominee (Jason Long).
**99.2	Consent of Director Nominee (David Capobianco).
**99.3	Consent of Director Nominee (Matthew K. Morrow).
**99.4	Consent of Director Nominee (Michael S. Sulton).
**99.5	Consent of Director Nominee (Frank Bayouth).
**99.6	Consent of Director Nominee (Kara Goodloe Harling).
**99.7	Consent of Director Nominee (Jeffrey J. Eaton).
**107	Calculation of Filing Fee Table.

* Filed herewith.

II‑3

** Previously filed.

† Management contract or compensatory plan or arrangement.

# Certain annexes and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted annexes and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any annexes or schedules so furnished.

(b)
Financial Statement Schedules

See the index to the financial statements included on page F‑1 for a list of the financial statements included in this registration statement.

II‑4

Item 17. Undertakings.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 3rd day of September, 2025.

WaterBridge Infrastructure LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated below on this 3rd day of September, 2025.

Name	Title

/s/ Jason Long	Chief Executive Officer (Principal Executive Officer); Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Jason Long

/s/ Scott L. McNeely	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Scott L. McNeely

*	Executive Vice President, Chief Administrative Officer (Principal Accounting Officer)
Jason Williams

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
David Capobianco

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Matthew Morrow

*	Director of WaterBridge NDB LLC, as Managing Member of NDB Holdings LLC, as Sole Member of WaterBridge Infrastructure LLC
Frank Bayouth

*By:	/s/ Scott L. McNeely
Name:	Scott L. McNeely
Title:	Attorney-in-fact